Exhibit 10.20

ENABLE MIDSTREAM PARTNERS, LP

LONG TERM INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT (ANNUAL)

Date of Grant:

Name of Grantee:

Number of Performance Units Granted:

Performance Period:	The period beginning on and ending on the earlier of or the date of your Qualifying Termination.

Enable Midstream Partners, LP (the “Partnership”) is pleased to inform you that you have been granted, at target, the number of Performance Units set forth above under the Enable Midstream Partners, LP Long Term Incentive Plan (the “Plan”). Each Performance Unit earned under this Agreement represents and is equal to the value of one common unit of the Partnership.

Capitalized terms in this Performance Unit Award Agreement (the “Agreement”) not otherwise defined herein shall have the meanings set forth in the Plan. The terms of the grant are as follows:

1.	Performance Units and Performance Period. You are hereby awarded the targeted number of Performance Units indicated above (the “Target Performance Units”) payment of which is dependent upon the Partnership’s performance as set forth in this Agreement. The Performance Units awarded pursuant to this Agreement are not transferrable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution and shall be subject to a risk of forfeiture until the third anniversary of the Date of Grant, or such earlier date as determined by the Committee (the “Vesting Date”). If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all of any part of any Performance Unit granted hereby to you that you have not yet earned, such awards shall automatically and immediately be forfeited and cancelled.

2.	Management Objectives and Forfeitures.

(a) The Performance Units are contingently awarded, and your right to receive all, any portion of, or more than the Target Performance Units, upon the Vesting Date, is dependent (in the manner hereinafter set forth) on the performance of the Partnership’s total unitholder return relative to the total unitholder return of all the companies in the Peer Group for the Performance Period set forth above. Total unitholder return (“TUR”) for any company, including the Partnership, shall include both price appreciation (depreciation) and cash distributions (assuming that cash distributions are reinvested in additional units on the date two days prior to the distribution record date), over the Performance Period. For purposes of the calculation of TUR, the unit price of the Partnership or any company in the Peer Group shall be based on an average of such unit price at the close of trading for the first twenty (20) trading days of the Performance Period and the last twenty (20) trading days in the Performance Period.

The number of Performance Units earned is calculated by: (i) determining the Partnership’s TUR performance ranking for the Performance Period, as set forth below in the left hand column of the schedule below (expressed in terms of the Partnership’s position among the Peer Group when ranked by TUR for the Performance Period) and (ii) multiplying the Target Performance Unit number by the percentage in the right hand column of the schedule below that corresponds to such performance ranking.

Partnership’s Total Unitholder Return Performance Ranking (vs. Peer Group)	Percent of Target Performance Units Earned
90th percentile and above	200%
Above 75th percentile	151% - 199%
Above 50th percentile	101% - 150%
30th percentile and above	50% - 100%
Below 30th percentile	0%

Performance Units earned for performance between the percentiles shown above will be determined by straight-line interpolation; provided, that in all cases, the number of Performance Units which you earn shall be a whole number (disregarding any fraction).

(b) Any Performance Units that you do not earn at the end of the Performance Period pursuant to the foregoing schedule will be forfeited and cancelled, except as otherwise provided herein. In the event your status as an Employee, Director or Consultant, as applicable, is terminated prior to the Vesting Date, for any reason other than a Qualifying Termination, the Performance Units, if any, shall automatically and immediately be forfeited and cancelled on the date of such termination.

(c) Notwithstanding the foregoing, if you experience a Qualifying Termination or a Change in Control occurs prior to the Vesting Date, you will earn Performance Units as provided below:

(i) If a Change in Control occurs:

( A) If you remain an Employee, Director, or Consultant, as applicable, on the Vesting Date, you will earn on the Vesting Date the greater of: (1) your Target Performance Units or (2) the number of Performance Units earned as provided in Section 2(a) above.

(B) If you experience a Qualifying Termination for any reason other than death, Disability or Retirement, at the time of or following a Change in Control but before the Vesting Date, you will earn on such Qualifying Termination the greater of: (1) your Target Performance Units or (2) the number of Performance Units earned as provided in Section 2(a) above.

(ii) If you experience a Qualifying Termination as a result of your Retirement before the Vesting Date, you will earn at the later of the date of your Retirement or the end of the Performance Period, a pro rata number of the Performance Units earned pursuant to Section 2(a) above, such pro rata number being based upon the number of days you remained an Employee, Director, or Consultant, as applicable, during the Performance Period.

(iii) If you experience a Qualifying Termination as result of your death or Disability before the Vesting Date, you will earn your Target Performance Units on your Qualifying Termination.

3.	Payment of Awards. Performance Units that you earn, if any, will be paid to you, or on your death, to your beneficiary under the Plan, in Units equal in number to the number of Performance Units earned as soon as administratively practicable after the earlier of the Vesting Date or Qualifying Termination, as applicable, but in no event later than the 15th day of the third month thereafter. At the time of such payment in respect of the earned Performance Units, you will also be paid a cash distribution equivalent payment in an amount equal to the product of: (i) the number of Units paid to you pursuant to the preceding sentence and (ii) the aggregate amount of distributions per unit paid to the Partnership’s unitholders on Units during the Performance Period (or, if the earned Performance Units are paid to you before the end of the Performance Period, during the period from the beginning of the Performance Period through the date of payment of the earned Performance Units to you), without interest.

4.	Unitholder Rights. You shall have no rights as a unitholder of the Partnership.

5.	Definitions. As used herein, the following capitalized terms have the following meanings:

“Cause” means the occurrence of any of the following events:

(a)	the commission by you of a material act or willful misconduct that is materially detrimental to the Partnership or any Affiliate including, but not limited to, the willful violation of any material law, rule, regulation of a government entity or cease and desist order applicable to you, the Partnership, or any Affiliate (other than a law, rule or regulation relating to a minor traffic violation or similar offense), or an act which constitutes a breach by you of a fiduciary duty owed to the Partnership or any Affiliate;

(b)

the commission by you of an act of dishonesty relating to the performance of your duties, habitual unexcused absence(s) from work, willful failure to perform duties in any material respect (other than any such failure resulting from your incapacity due to physical or mental illness or

Disability), or gross negligence in the performance of duties resulting in material damage or injury to the Partnership or any Affiliate, its reputation or goodwill (provided, however, that in the event of your willful failure to perform duties in any material respect, you shall be provided with written notice of such event and shall be provided with a reasonable opportunity, in no event more than thirty (30) days, to cure such failure to perform your duties); or

(c)	any felony conviction of you or any conviction of you involving dishonesty, fraud or breach of trust (other than for a minor traffic violation or similar offense), whether or not in the line of duty.

“Disability” means you are receiving long term disability benefits under a long term disability plan of the Partnership, the Company or their Affiliates; provided such Disability qualifies as a “disability” under Code Section 409A.

“Good Reason” means you terminate your status as an Employee, Director or Consultant, as applicable, within two years following the Change in Control, due to one or more of the following conditions arising without your consent:

(a)	a material reduction in your authority, duties or responsibilities in effect on the date of the Change in Control;

(b)	a decrease in your base salary in effect on the date of the Change in Control by more than ten percent (10%);

(c)	a decrease in your target bonus opportunity by more than ten percent (10%) as compared to your target bonus opportunity under the Enable Midstream Partners, LP Short Term Incentive Plan in effect on the date of the Change in Control;

(d)	a decrease in your target long term incentive compensation opportunity by more than ten percent (10%) as compared to your target long term incentive compensation opportunity under the Enable Midstream Partners, LP Long Term Incentive Plan in effect on the date of the Change in Control;

(e)	a relocation of your principal office by more than fifty (50) miles away from the location of your principal office on the date of the Change in Control; or

(f)	any other action or inaction that constitutes a material breach by the Partnership or the Company of any written agreement under which you provide services.

Notwithstanding the foregoing, a cause will not constitute “Good Reason” unless, prior to your termination of your employment: (1) you provide written notice to the Chief Executive Officer or Board of Directors of the cause that you believe constitutes “Good Reason” within ninety (90) days of the occurrence of the cause and (2) you thereafter provide at least thirty (30) days for the Partnership or Company to cure, correct, or mitigate the cause that you believe constitutes “Good Reason.” Across-the-board decreases for similarly situated individuals, with all officers considered to be similarly situated, shall not be included in determining whether a ten percent (10%) decrease has occurred in paragraphs (b), (c), and (d) above.

“Peer Group” means the following entities:

Enterprise Products Partners LP	DCP Midstream Partners LP
Plains All American Pipeline LP	El Paso Pipeline Partners LP
Energy Transfer Partners LP	Martin Midstream Partners LP
ONEOK Partners LP	MarkWest Energy Partners LP
Kinder Morgan Energy Partners LP	Atlas Pipeline Partners LP
Williams Partners LP	Western Gas Partners LP
Enbridge Energy Partners LP	Access Midstream Partners LP
Targa Resources Partners LP	Spectra Energy Partners LP
Buckeye Partners LP	Midcoast Energy Partners LP
Genesis Energy LP	EnLink Midstream LP
Magellan Midstream Partners LP	DCP Midstream Partners LP

“Qualifying Termination” means your status as an Employee, Director or Consultant, as applicable, is terminated:

(a)	due to your death;

(b)	due to your Disability;

(c)	due to your Retirement;

(d)	by the Partnership, Company or their Affiliates, as applicable, within two years following a Change in Control, for any reason other than for Cause; or

(e)	by you for Good Reason.

“Retirement” means your status as an Employee, Director, or Consultant, as applicable, is terminated on or after reaching age sixty (60) and having ten (10) or more years of credited service as an Employee, Director, or Consultant.

6.	Employment. Nothing in this Agreement or in the Plan shall confer any right to you to remain an Employee, Director or Consultant, as applicable, or restrict the Partnership, the

Company or their Affiliates, as applicable, from terminating your employment at any time. Employment with an Affiliate of the Partnership or an Affiliate of the Company shall be deemed to be employment with the Partnership for purposes of the Plan. Unless you have a separate written employment agreement with the Partnership, the Company or their Affiliates, as applicable, that provides to the contrary, you are, and shall continue to be, an “at will” employee.

7.	Withholding of Taxes. To the extent that earning of Performance Units or any payment to you under Section 3 results in the receipt of compensation by you with respect to which the Partnership or an Affiliate has a tax withholding obligation pursuant to applicable law, no such earning or payment shall occur or be made pursuant to this Agreement until you have paid or made arrangements approved by the Committee to satisfy such tax withholding obligations. For purposes of this paragraph, unless you make other arrangements or are subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy your obligations with respect to any applicable tax withholding by withholding an amount of cash or number of Units having a then-fair-market value equal to such tax withholding obligations.

8.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Performance Units granted herein. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

10.	Non-issuance of Units if Violation of Law or Policy. Notwithstanding any other provision of this Agreement, the Partnership shall not be obligated to deliver to you any unrestricted Units in settlement of the Performance Units if counsel to the Partnership determines such delivery would violate any law or regulation of any governmental authority or agreement between the Partnership and any national securities exchange upon which the Units are listed or any policy of the Partnership or any Affiliate.

11.	Incorporation of the Plan. The Performance Units awarded pursuant to this Agreement are subject to the terms of the Plan, which is hereby incorporated by reference as if set forth in its entirety herein, including, without limitation, the ability of the Partnership as provided in the Plan, in its discretion, to amend this Agreement without your approval. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

12.

Acceptance of Award. By execution of this Agreement, you accept the award evidenced hereby, acknowledge receipt of a copy of the Plan (a copy of which is attached as Exhibit A), represent that you are familiar with the terms and provisions thereof and agree to be bound thereby. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

ENABLE MIDSTREAM PARTNERS, LP By Enable GP, LLC, Its General Partner

By:
Name:
Title:

Grantee Acknowledgment and Acceptance

By:
Name:

EXHIBIT A

ENABLE MIDSTREAM PARTNERS, LP LONG TERM INCENTIVE PLAN